UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2014

CALIFORNIA GOLD CORP.
 (Exact name of registrant as specified in its charter)

Nevada	000-54706	83-0483725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10752 Deerwood Park Blvd.
S. Waterview II, Suite 100
Jacksonville, FL 32256

(904) 586-8673

Copy to:
            Harvey Kesner, Esq.
Sichenzia Ross Friedman Ferrence, LLP
61 Broadway, Suite 3200
New York, NY  10006
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 3, 2014, California Gold Corp. (the “Company”), completed a second closing of a private placement offering (the “Private Placement”) to certain investors (the “Investors”) of the Company’s 10% convertible promissory notes (the “Notes”) for gross proceeds of $1,017,500 (before deducting placement agent fees and expenses of the offering). The Notes will automatically convert into shares of the Company’s to be authorized Series C convertible preferred stock, $0.001 par value per share (the “Series C Preferred Stock”), at a pre-Reverse Split1 conversion price of $0.005 per share and a post-Reverse Split conversion price of $0.50 per share (the “Conversion Price”), upon the Company’s filing of a Certificate of Designation of Series C Convertible Preferred Stock (the "Certificate of Designation") with the Secretary of State of the State of Nevada following completion of a proxy voting process1 to increase the Company’s authorized preferred stock.  The Series C Preferred Stock will be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on a one share for one share basis.

The shares of Series C Preferred Stock to be issued upon conversion of the Notes sold  in the Private Placement are subject to a “Most Favored Nations” provision for a period of 12 months from the closing of the Private placement such that in the event the Company issues securities at a per share price of less than $0.005 per share on a pre-Reverse Split basis, or $0.50 per share on a post-Reverse Split basis (the “Lower Price”), subject to certain specified exceptions, each of the Investors will be entitled to receive from the Company additional Shares of Series C Preferred Stock, when added to the number of Shares of Series C Preferred Stock issuable upon conversion of the Notes initially purchased by such Investors, will equal the number of Shares of Series C Preferred Stock that such Investors’ Private Placement subscription amounts would have purchased at the Lower Price.

The Private Placement was conducted on a “best efforts” basis.

The Company agreed to pay the placement agent in the Private Placement, CAVU Securities, LLC, a registered broker-dealer (the “Placement Agent”), a cash commission of between 4% and 10% of the gross funds raised from Investors in the Private Placement introduced by the Placement Agent.  In addition, the Placement Agent will receive a retainer fee of 250,000 post-Reverse Split shares of the Company’s common stock.  The Placement Agent also received warrants with a per share exercise price of $0.50, on a post-Reverse Split basis, exercisable for a period of three (3) years to purchase a number of shares of the Company’s Common Stock equal to ten percent (10%) of the number of shares of Series C Preferred Stock into which the Notes are convertible with respect to Notes sold to Investors introduced by the Placement Agent.  As a result of the foregoing arrangements, the Placement Agent was paid an aggregate commission of $64,650, was issued warrants to purchase an aggregate of 129,300 post-Reverse Split shares of the Company’s Common Stock and will be issued 250,000 post-Reverse Split shares of Common stock as the retainer fee.

The Company agreed to indemnify the Placement Agent and its sub-agents, if any, to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with this Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent and its sub-agents may be required to make in respect of such liabilities.

All descriptions of the Placement Agent warrants herein as well as references to the Certificate of Designation and the Notes and the form of the securities purchase agreement relating to the Notes are qualified in their entirety by reference to the text of the these documents filed as exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2014 and incorporated herein by reference.

The Private Placement was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions provided by Regulation D and Regulation S promulgated by the SEC thereunder.  The Private Placement was sold to “accredited investors,” as defined in Regulation D and/or to “non-U.S. Persons” in accordance with Rule 903 of Regulation S under the Securities Act.

As reported in the Current Report filed with the SEC on February 10, 2014, the Company completed an initial closing of the Private Placement on February 7, 2014 for gross proceeds from the sale of the Notes of $2,942,495 (before deducting placement agent fees and expenses of the offering). With respect to that closing, the Company paid the Placement Agent cash commissions of $230,500 and issued warrants to purchase an aggregate of 461,000 post-Reverse Split shares of the Company’s Common Stock.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation and Preferences of Series C Convertible Preferred Stock, to be filed with the Secretary of State of Nevada *

4.1	Form of 10% Convertible Promissory Note*

4.2	Form of Broker Warrant*

10.2	Form of Securities Purchase Agreement*

* Filed with the Securities and Exchange Commission on February 10, 2014, as an exhibit, numbered as indicated above, to the Registrant’s Current Report (SEC File No. 000-54706) on Form 8-K, which exhibit is incorporated herein by reference

 1 On December 24, 2013, the Company filed a Preliminary Schedule 14A with respect to, among other things, a proposed reverse split (the “Reverse Split”) of the Company’s common stock at a ratio of 1 to 100 and a proposed increase in the number of shares of the Company’s authorized preferred stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA GOLD CORP.

Date: March 7, 2014

/s/ Shea Ralph

Name: Shea Ralph
Title: Chief Financial Officer

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